MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                  Annual Meeting April 29, 1993


                         PROXY STATEMENT

                         April 2nd, 1993


          This proxy statement is furnished by management of Motors Mechanical Reinsurance Company, Limited (the "Company") in connection with the solicitation of proxies for use at the annual meeting of the company on April 29, 1993 at 12:00 noon at the Miramar Conference Centre, Royal Pavilion Hotel, St. James, Barbados. Please complete and return the attached proxy whether or not you plan to attend the meeting. A proxy may be revoked at any time prior to the meeting in writing or by attendance of the shareholder at the meeting.

          Shareholders of record as of the date of this proxy statement are entitled to notice and to vote at the meeting. As of such date, there were 15,000 participating shares outstanding, held by 250 persons representing 150 series. All the common stock is held by Motors Insurance Corporation ("MIC"), which organized the Company. Each share entitles the holder to one vote on matters on which that class of stock is entitled to vote.

          This proxy statement is accompanied by notice of the meeting, financial statements for the year ended December 31, 1992 and a form of proxy.


         MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED


                             NOTICE


NOTICE is hereby given that the Sixth Annual Meeting of the Shareholders of MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED will be held at the Miramar Conference Centre, Royal Pavilion Hotel, St. James, Barbados on Thursday the 29th day of April, 1993 at 12:00 noon for the following purposes:

1.   Adoption of minutes of previous meeting.

2. To receive and consider the financial statements of the Company for the twelve month period ended December 31, 1992 together with the auditors report thereon.

3.   To elect directors and alternate directors.

4. To consider proposals to amend the Articles of Incorporation.

5. To consider the proposal that Deloitte & Touche continue as the Company's auditors until the next Annual Meeting of the shareholders.

6. To conduct any other business that may properly be transacted at an annual meeting.


                DATED THE 2ND DAY OF APRIL, 1993


                      BY ORDER OF THE BOARD
                         Robert S. Kirby
                         AS SECRETARY OF
         MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED


                              PROXY


         MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED



I/We,                  , a member of the above-named company
hereby appoint Ronald W. Jones, Vice President-Finance of the Company as my/our proxy to vote for me/us on my/our behalf at the shareholders meeting to be held on the 29th day of April, 1993 or at any adjournment thereof and in particular to vote for:

     (i) The election of Mark Miller to serve as a director representing the participating shareholders;

     (ii)      The approval of the amendments of the Company's
               Articles of Incorporation as contained in the proxy statement dated April 2nd, 1993; and

     (iii) The confirmation of Deloitte & Touche as the auditors of the Company for the current fiscal year.



               Dated this _____ day of April, 1993.



                      ELECTION OF DIRECTORS


          The Company has a board of directors of six members. Five directors, of whom one is a resident of Barbados, are elected by the holder of the common shares and one director is elected by holders of the participating shares. Directors serve without compensation other than reimbursement of actual expenses.

They are elected for one year terms.

          Mark Miller has been nominated to stand for election as director by the participating shareholders. Other nominations can be made by the holders of at least two series of participating shares by notifying the secretary in writing at least ten days prior to the meeting. The nominee receiving the highest number of votes will be elected.

          In addition, five directors will be elected by the common shareholder. It is anticipated that MIC will choose to re-elect the incumbent directors.

          Information regarding the age and current occupation of directors to be re-elected by the common shareholder and the person nominated as director to be elected by the participating shareholders is set forth below.


Name                         Age   Position with the Company and Other
                                   Employment During the Past Five Years

Robert T. O'Connell          54    Chairman and Chief Executive Officer
                                   and Director (Chairman of the Board,
                                   General Motors Acceptance
                                   Corporation, and MIC)

                                   Mr. O'Connell has been Chairman and
                                   Chief Executive Officer and a
                                   Director since 1992.

Joseph J. Pero               53    President and Director (President and
                                   Director, MIC).

                                   Mr. Pero has been a Director since
                                   1986.  He served as Vice-president
                                   from 1986 until 1987 when he was
                                   appointed President.

Vincent K. Quinn             61    Executive Vice-President and Director
                                   (Executive Vice-President and
                                   Director, MIC).

                                   Mr. Quinn has been a Director since
                                   1986.  He was appointed Executive
                                   Vice-President in 1992.

Louis S. Carrio, Jr.         49    Vice-President and Director (Vice-
                                   President, MIC).

                                   Mr. Carrio has been a Vice-President
                                   & Director since 1991.

Peter R.P. Evelyn            51    Director (Attorney, Evelyn Gittens &
                                   Farmer, a Barbados Law firm).

                                   Mr. Evelyn has been a Director since
                                   1986.

Mark Miller
(Replacing James F. Wood)    43    Nominee for Director to be elected by
                                   the participating shareholder
                                   (President, Mark Miller Pontiac
                                   Inc.).


                 ELECTION OF ALTERNATE DIRECTORS

The Company's Bylaws allow for the election of an alternate director for a director. An alternate director may attend meetings of directors and vote in respect of any matters presented if the director for whom he is alternate is not present. Alternate directors are elected for one year terms.

The common shareholder plans to elect Richard N. Carlson as the alternate director for Vincent K. Quinn and Robert E. Capstack as the alternate director for Louis S. Carrio, Jr. Mr. Carlson and
Mr. Capstack are both employes of MIC.


             AMENDMENTS OF ARTICLES OF INCORPORATION

1.   Dividends

The Company's Articles of Incorporation currently provide that dividends, other than minimum dividends, may be declared and paid only as a uniform percentage of the earned surplus attributable to each series of shares. Management recommends that the dividend section of the Company's Articles of Incorporation be amended to permit dividends, other than minimum dividends, to be declared and paid based on a varying percentage of earned surplus and/or net income attributable to each series. This would give the Board of Directors of the Company greater flexibility in declaring dividends in two respects. First, it would permit the Board of Directors of the Company to declare and pay dividends, other than minimum dividends, based on earned surplus and/or net income. Second, it would permit the percentage used in calculating dividends to vary with the level of earned surplus and/or net income of each series of shares. Accordingly, Management proposes that the dividend section of the Company's Articles of Incorporation be amended by replacing section 3(5)(b) of the Articles with the following:

          (b) Dividends, payable in cash or such other property as the Board may determine, on a series of Shares or on common shares, shall be declared and payable only if the Company shall have, after giving effect to the dividend, sufficient net assets, without regard to any Letter of Credit or Guarantee, to meet the general business solvency margin prescribed by the Exempt Insurance Act and Section 51 of the Act; provided that dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any Guarantee or Letter of Credit) would meet its pro rata share, based on allocable premium income, of the minimum net assets required of the Company under the Exempt Insurance Act. Subject to the right of the holders of Shares to receive minimum dividends pursuant to the following paragraph, to the extent a dividend is declared on the Shares, it shall be declared and paid subject to the foregoing limitations for each series of Shares as a percentage of the net income for the preceding calendar year and/or earned surplus as of the end of the preceding calendar year, attributable to each series, provided that such percentage may vary among series of Shares with the level of net income and/or earned surplus. Dividends shall only be declared and paid on Common shares to the extent that the earned surplus attributable to Common shares exceeds Restricted Earned Surplus.

2.   Redemptions

The Company's Articles of Incorporation currently provide that, in certain circumstances, participating shareholders have a right to have their shares redeemed by the Company without approval of the Board of Directors. Management recommends that the redemption section of the Company's Articles of Incorporation be amended to require approval by the Board of Directors of all redemptions of shares. This would give the Board of Directors the flexibility to prevent redemptions in circumstances where, for example, unexpired risks attributable to the shares for which redemption is sought appear likely to generate underwriting losses that would be borne entirely by other shareholders if redemption were permitted. Accordingly, Management proposes that the redemption section of the Company's Articles of Incorporation be amended by replacing section 3(6) of the Articles with the following:

          (6)  REDEMPTION

          Subject to compliance with any applicable statute or act, the Company may redeem any of its issued and outstanding Common shares and/or Shares if:

          (a) In the case of a redemption of Shares, all Shares of the series involved are redeemed and the redemption of such Shares is approved by a majority of the Board, provided that the Director representing holders of the Shares votes in favor of the redemption.

          (b) In the case of a redemption of Common shares, such redemption is approved by a majority of all Shares issued and outstanding and a majority of the Board.

          The redemption of Shares and Common shares shall be effective on the last business day of the calendar year in which the redemption was approved by the Board, and in the case of a redemption of Common Shares, by holders of the Shares. Such date is herein called the "Redemption Date."

          The consideration payable to the holders of redeemed Shares or Common shares shall be the Subsidiary Capital Account balance of such shares as of the Redemption Date, as adjusted by the Board to reflect unrealized gains and losses on investments held by the Company and any contingent liabilities allocable to such account. Such consideration shall be paid within five (5) months of the Redemption Date, provided that the holder of the redeemed Shares or Common shares shall have delivered to the Company, certificates representing the shares being redeemed duly endorsed and accompanied by such other documents as the Company may require. Such consideration shall bear interest from the Redemption Date until the earlier of the date of payment or the date that is five (5) months from the Redemption Date, at a rate equal to the rate of interest paid on 26-week United States Treasury Bills for the issue following the Redemption Date.

          Upon redemption of the shares as aforesaid, the holder(s) thereof shall cease to have any further interest in the shares being redeemed. Shares of any class redeemed pursuant to this Section 3(6) shall return to the status of authorized but unissued shares of such class.


                      ELECTION OF AUDITORS

          It is proposed to confirm the selection of Deloitte &
Touche, Bridgetown, Barbados as the auditors of the Company for the current fiscal year. The auditors through their Detroit office also serve as auditors of MIC.



                              PROXY

         MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED


          MOTORS INSURANCE CORPORATION ("MIC"), a shareholder of Motors Mechanical Reinsurance Company, Limited, a Barbados Corporation (the "Corporation"), hereby appoints RICHARD N. CARLSON as its proxy to vote for it and on its behalf, with respect to all shares in the Corporation owned by MIC, at (i) the special meeting of shareholders of the Corporation to be held on April 29, 1993, and at any meeting or meetings held in lieu of, or in substitution for said special meeting, and any adjournment thereof, and (ii) the annual meeting of shareholders of the Corporation to be held on April 29, 1993, and any adjournments thereof.



Dated April   , 1993


                                   MOTORS INSURANCE CORPORATION



                                   By:
                                       Joseph J. Pero, President




         MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                  Annual Meeting April 8, 1994


                         PROXY STATEMENT

                         March 15, 1994


          This proxy statement is furnished by management of Motors Mechanical Reinsurance Company, Limited (the "Company") in connection with the solicitation of proxies for use at the annual meeting of the company on April 8, 1994 at 12:00 noon at the Miramar Conference Centre, Royal Pavilion Hotel, St. James, Barbados. Please complete and return the attached proxy whether or not you plan to attend the meeting. A proxy may be revoked at any time prior to the meeting in writing or by attendance of the shareholder at the meeting.

          Shareholders of record as of the date of this proxy statement are entitled to notice and to vote at the meeting. As of such date, there were 19,700 participating shares outstanding, held by 355 persons representing 197 series. All the common stock is held by Motors Insurance Corporation ("MIC"), which organized the Company. Each share entitles the holder to one vote on matters on which that class of stock is entitled to vote.

          This proxy statement is accompanied by notice of the meeting, financial statements for the year ended December 31, 1993 and a form of proxy.



                      ELECTION OF DIRECTORS


          The Company has a board of directors of six members. Five directors, of whom one is a resident of Barbados, are elected by the holder of the common shares and one director is elected by holders of the participating shares. Directors serve without compensation other than reimbursement of actual expenses. They are elected for one year terms.

          Donald C. Mealey has been nominated to stand for election as director by the participating shareholders. Other nominations can be made by the holders of at least two series of participating shares by notifying the secretary in writing at least ten days prior to the meeting. The nominee receiving the highest number of votes will be elected.

          In addition, five directors will be elected by the common shareholder. It is anticipated that MIC will choose to re-elect the incumbent directors.

          Information regarding the age and current occupation of directors to be re-elected by the common shareholder and the person nominated as director to be elected by the participating shareholders is set forth below.


Name			     Age   Position with the Company and Other
				   Employment During the Past Five Years

Robert T. O'Connell	     55    Chairman and Chief Executive Officer
				   and Director (Chairman of the Board,
				   General Motors Acceptance
				   Corporation, and MIC)

				   Mr. O'Connell has been Chairman and
				   Chief Executive Officer and a
				   Director since 1992.

Joseph J. Pero		      54   President and Director (President and
				   Director, MIC).

				   Mr. Pero has been a Director since
				   1986.  He served as Vice-president
				   from 1986 until 1987 when he was
				   appointed President.

Vincent K. Quinn	      62   Executive Vice-President and Director
				   (Executive Vice-President and
				   Director, MIC).

				   Mr. Quinn has been a Director since
				   1986.  He was appointed Executive
				   Vice-President in 1992.

Louis S. Carrio, Jr.	      50   Vice-President and Director (Vice-
				   President, MIC).

				   Mr. Carrio has been a Vice-President
				   & Director since 1991.

Peter R.P. Evelyn  	      52   Director (Attorney, Evelyn Gittens &
				   Farmer, a Barbados Law firm).

				   Mr. Evelyn has been a Director since
				   1986.

Donald C. Mealey
(Replacing Mark Miller)	      43   Nominee for Director to be elected by
				   the participating shareholders
				   (President, Don Mealey Chevrolet
				   Inc.).


                 ELECTION OF ALTERNATE DIRECTORS

          The Company's Bylaws allow for the election of an alternate director for a director. An alternate director may attend meetings of directors and vote in respect of any matters presented if the director for whom he is alternate is not present. Alternate directors are elected for one year terms.

          The common shareholder plans to elect Richard N.
Carlson as the alternate director for Vincent K. Quinn and Robert
E. Capstack as the alternate director for Louis S. Carrio, Jr.
Mr. Carlson and Mr. Capstack are both employes of MIC.


        AMENDMENTS OF RESTATED ARTICLES OF INCORPORATION

          The Company's Restated Articles of Incorporation were recently amended to permit redemption of a series of participating shares by the Board of Directors in its discretion and to eliminate the right of participating shareholders to have their shares redeemed in certain circumstances without approval of the Board of Directors. Further review of the redemption provisions has led Management to recommend further changes.

          First, if the Board were to cause the redemption of a series that was in a net deficit position and which generated further run-off losses, the redemption would not be effective until the end of the calendar year, and any run-off losses after redemption would be allocated entirely to the subsidiary capital accounts of the other series of participating shares. Management proposes to amend the Articles (i) to give the Board authority to make the redemption effective at any time prior to year end and
(ii) to allocate any net deficit in run-off first to the subsidiary capital account for the common stock (to the extent of "restricted earned surplus") before allocating any remaining deficit to the accounts for the participating shares.

          Second, management has been advised by legal counsel that the Barbados Companies Act has been interpreted to require that common stock must be non-redeemable in all circumstances. Therefore, certain provisions of the Articles that had permitted redemption of the common stock and had given the common shareholder the right to force liquidation of the Company if its request for redemption were not met, must be eliminated. Several corresponding changes to the Articles are necessary to give full effect to this change.

          As a result of the cumulative amendments to the Articles of Incorporation (if approved by the shareholders), the redemption provisions generally will operate as follows. The only class of stock that may be redeemed will be the participating shares. Shares of an entire series may be redeemed by vote of the Board of Directors, including the vote of the Director elected by the participating shareholders. The redemption will be effective on a date specified by the Board but no later than the end of the calendar year. At the effective date, any positive balance in the redeemed series' subsidiary capital account (as determined by the Board) will be paid to the holder(s) of the redeemed shares. After redemption, any quarterly deficits in the run-off will be allocated first to the common stock, up to the balance of restricted earned surplus, and the remainder to the other participating shareholder's accounts.

          Accordingly, Management proposes that the sections of the Company's Restated Articles of Incorporation indicated below be amended to read as follows:

Section 3(1)(8)(b) Allocation to Subsidiary Capital Accounts

          Where all shares of a series of Shares are repurchased by the Company pursuant to Section 4 below or redeemed in accordance with the Company's procedures for redemption set forth in Section 3(6) below, the Subsidiary Capital Account for such series shall be terminated as of the Repurchase Date or Redemption Date (as those terms are defined in Sections 4 and 3(6) respectively). Thereafter, all income, expenses, gains and losses that would have been allocated to the terminated account will be allocated among the Subsidiary Capital Accounts of the existing series of Shares pro rata based upon relative earned premiums attributable to such accounts for the calendar quarter in which the item was earned or incurred; provided, however, that a net deficit for any such period shall be allocated in accordance with the provisions of
          Section 3(1)(7).

Section 3(4) Liquidation

          The Company may be liquidated upon the vote of the holders of at least seventy-five percent (75%) of the Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment of all liabilities of the Company, each holder of Shares of a series shall be entitled to receive an amount equal to his share (based on his proportionate ownership of such series) of the Subsidiary Capital Account balance related to his series of Shares before any distribution of the assets of the Company shall be made to holders of the Common shares. After such payment shall have been made in full to the holders of the outstanding Shares, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Shares so as to available therefor, the holders of the outstanding Shares shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company, if any, shall be divided and distributed among the holders of the Common shares then outstanding pro rata based on their respective shares. A consolidation or merger of the Company, or sale or transfer of all or substantially all its assets, or any purchase or redemption of shares of the Company of any class or series, shall not be regarded as a "liquidation, dissolution, or winding up" within the meaning of this paragraph.

Section 3(5)(d) Dividends

          In no event shall any dividend whatever be paid upon or declared or set apart for the Common shares, unless and until all minimum annual dividends required to be paid on the then outstanding Shares for the then current period shall have been paid or declared and set apart for payment.


                              PROXY


         MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED


I/We,                  , a member of the above-named company
hereby appoint Ronald W. Jones, Vice President-Finance of the Company as my/our proxy to vote for me/us on my/our behalf at the shareholders meeting to be held on the 8th day of April, 1994 or at any adjournment thereof and in particular to vote for:

     (i) The election of Donald C. Mealey to serve as a director representing the participating shareholders;

     (ii)      The approval of the amendments of the Company's
               Restated Articles of Incorporation as contained in the proxy statement dated March 15, 1994; and

     (iii) The confirmation of Deloitte & Touche as the auditors of the Company for the current fiscal year.




               Dated this _____ day of April, 1994.